RenaissanceRe Reports Net Loss of $3.5 Million for the Fourth Quarter of 2017, or $0.09 Per Diluted Common Share; Quarterly Operating Income of $41.4 Million or $1.05 Per Diluted Common Share
Annual Net Loss of $244.8 Million for 2017 or a Loss of $6.15 Per Diluted Common Share; Annual Operating Loss of $332.3 Million or a Loss of $8.35 Per Diluted Common Share
Pembroke, Bermuda, January 31, 2018 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today reported net loss attributable to RenaissanceRe common shareholders of $3.5 million, or $0.09 per diluted common share, in the fourth quarter of 2017, compared to net income available to RenaissanceRe common shareholders of $69.4 million, or $1.69 per diluted common share, in the fourth quarter of 2016. Operating income available to RenaissanceRe common shareholders was $41.4 million, or $1.05 per diluted common share, in the fourth quarter of 2017, compared to $108.9 million, or $2.66 per diluted common share, in the fourth quarter of 2016. The Company reported an annualized return on average common equity of negative 0.3% and an annualized operating return on average common equity of positive 4.2% in the fourth quarter of 2017, compared to positive 6.3% and 9.9%, respectively, in the fourth quarter of 2016. Book value per common share decreased $0.28, or 0.3%, to $99.72, in the fourth quarter of 2017, compared to a 1.3% increase in the fourth quarter of 2016. Tangible book value per common share plus accumulated dividends increased $0.10, or 0.1%, to $111.23 in the fourth quarter of 2017, compared to a 1.8% increase in the fourth quarter of 2016.
For 2017, the Company reported net loss attributable to RenaissanceRe common shareholders of $244.8 million, or $6.15 per diluted common share, compared to net income available to RenaissanceRe common shareholders of $480.6 million, or $11.43 per diluted common share, in 2016. Operating loss attributable to RenaissanceRe common shareholders was $332.3 million, or $8.35 per diluted common share, in 2017, compared to operating income available to RenaissanceRe common shareholders of $342.3 million, or $8.10 per diluted common share, in 2016. The Company reported a return on average common equity of negative 5.7% and an operating return on average common equity of negative 7.7% in 2017, compared to positive 11.0% and 7.9%, respectively, in 2016. Book value per common share decreased $8.73, or 8.0%, in 2017, to $99.72, compared to a 9.4% increase in 2016. Tangible book value per common share plus accumulated dividends decreased $7.36, or 7.2%, to $111.23 in 2017, compared to a 11.4% increase in 2016.
Kevin J. O'Donnell, CEO, commented: “In 2017, we experienced solid growth across our segments, while performing well in the face of the year’s catastrophe losses and benefiting from our gross-to-net strategy. We ended the year on a positive note, with strong execution at the January 1 renewals allowing us to construct a more attractive portfolio. Looking forward, I am confident that we will see continued opportunities to grow in 2018 while maintaining underwriting discipline and maximizing shareholder value.”
FOURTH QUARTER 2017 SUMMARY

•
Growth in gross premiums written of $84.7 million, or 26.2%, to $407.8 million, in the fourth quarter of 2017, compared to the fourth quarter of 2016, driven by increases of $42.7 million and $42.0 million, in the Company’s Property segment and Casualty and Specialty segment, respectively.

•
Total investment result was a gain of $65.7 million in the fourth quarter of 2017, generating a solid annualized total investment return of 2.6%. The Company’s portfolio of fixed maturity and short term investments had a yield to maturity of 2.5% at December 31, 2017, contributing $50.2 million of net investment income to the total investment result in the fourth quarter of 2017.

•
Underwriting loss of $10.4 million and a combined ratio of 102.5% in the fourth quarter of 2017. The Property segment incurred an underwriting loss of $22.7 million and a combined ratio of 110.6%. The Casualty and Specialty segment generated underwriting income of $11.5 million and a combined ratio of 94.5%.

•
During the fourth quarter of 2017, the wildfires in California (the “Q4 2017 California Wildfires”) resulted in an underwriting loss of $154.4 million and added 37.6 percentage points to the Company’s combined ratio. Also impacting the underwriting result in the fourth quarter of 2017 was a $53.5 million net positive impact reflecting changes to the initial estimate of underwriting losses associated with Hurricanes Harvey, Irma and Maria and the Mexico City Earthquake (collectively, the “Q3 2017 Catastrophe Events”) which occurred in the third quarter of 2017, partially offset by $49.6 million of underwriting losses associated with aggregate loss contracts (the “Q4 2017 Aggregate Losses”).

•
As a result of the reduction in the U.S. corporate tax rate from 35% to 21% effective January 1, 2018 pursuant to the Tax Cuts and Jobs Act of 2017 (the “Tax Bill”), which was enacted on December 22, 2017, the Company wrote-down a portion of its U.S. deferred tax asset during the fourth quarter of 2017, increasing its net loss attributable to RenaissanceRe common shareholders by $36.7 million.

Net Negative Impact
Net negative impact includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost and earned profit commissions and redeemable noncontrolling interest. The Company’s estimates of net negative impact are based on a review of its potential exposures, preliminary discussions with certain counterparties and catastrophe modeling techniques. The Company’s actual net negative impact, both individually and in the aggregate, will vary from these estimates, perhaps materially. Changes in these estimates will be recorded in the period in which they occur.
Meaningful uncertainty regarding the estimates and the nature and extent of the losses associated with the Q3 2017 Catastrophe Events, Q4 2017 California Wildfires and 2017 Aggregate Losses (as defined herein) remains, driven by the magnitude and recent occurrence of each event, relatively limited claims data received to date, the contingent nature of business interruption and other exposures, potential uncertainties relating to reinsurance recoveries and other factors inherent in loss estimation, among other things. Seismic events generally have longer development periods than windstorm events, which may be amplified in certain instances by dynamics such as the risk of geological liquefaction and the potential for uncertainty in claims adjudication.
See the financial data below for additional information detailing the net positive impact of changes in the initial estimates of the negative impact of the Q3 2017 Catastrophe Events and the net negative impact of the Q4 2017 California Wildfires and Q4 2017 Aggregate Losses on the Company’s consolidated financial statements in the fourth quarter of 2017.

Three months ended December 31, 2017	Change in Q3 2017 Catastrophe Events (1)	Q4 2017 California Wildfires	Q4 2017 Aggregate Losses (2)	Total
(in thousands, except percentages)
Decrease (increase) in net claims and claims expenses incurred	$59,883	$(167,749)	$(49,159)	$(157,025)
Assumed reinstatement premiums earned	(1,664)	12,065	—	10,401
Ceded reinstatement premiums earned	(5,650)	(565)	—	(6,215)
Earned (lost) profit commissions	886	1,865	(445)	2,306
Net positive (negative) impact on underwriting result	53,455	(154,384)	(49,604)	(150,533)
Redeemable noncontrolling interest - DaVinciRe	(23,824)	50,367	18,850	45,393
Net positive (negative) impact	$29,631	$(104,017)	$(30,754)	$(105,140)
Percentage point impact on consolidated combined ratio	(12.4)	37.6	11.8	36.1

Net positive (negative) impact on Property segment underwriting result	$52,874	$(154,384)	$(49,604)	$(151,114)
Net positive (negative) impact on Casualty and Specialty segment underwriting result	581	—	—	581
Net positive (negative) impact on underwriting result	$53,455	$(154,384)	$(49,604)	$(150,533)

(1)
An initial estimate of the net negative impact from the Q3 2017 Catastrophe Events was recorded in the Company's consolidated financial statements during the third quarter of 2017. The amounts noted in the table above reflect changes in the initial estimates of the Q3 2017 Catastrophe Events recorded in the fourth quarter of 2017.

(2)
Certain of the Company's aggregate loss reinsurance contracts were triggered during the third quarter of 2017 primarily as a result of losses associated with the Q3 2017 Catastrophe Events, and accordingly, the Company incurred losses under certain of its aggregate loss reinsurance contracts during the third quarter of 2017. As a result of additional catastrophe activity in the fourth quarter of 2017, the Company recorded additional aggregate losses under certain of its aggregate loss reinsurance contracts.

Underwriting Results by Segment
Property Segment
Gross premiums written in the Property segment were $95.2 million in the fourth quarter of 2017, an increase of $42.7 million, or 81.5%, compared to $52.4 million in the fourth quarter of 2016.
Gross premiums written in the other property class of business were $60.2 million in the fourth quarter of 2017, an increase of $15.4 million, or 34.4%, compared to the fourth quarter of 2016. The increase in gross premiums written in the other property class of business was driven primarily by the Company increasing its participation on a select number of transactions and certain new transactions it believes have comparably attractive risk-return attributes.
Gross premiums written in the catastrophe class of business were $35.0 million in the fourth quarter of 2017, an increase of $27.3 million, or 354.4%, compared to the fourth quarter of 2016. Included in gross premiums written in the catastrophe class of business in the fourth quarter of 2017 was $10.2 million of reinstatement premiums written primarily associated with the Q4 2017 California Wildfires, compared to the fourth quarter of 2016 which included $9.4 million of reinstatement premiums written associated with Hurricane Matthew. In addition, the Company was able to enter into certain new contracts following the occurrence of the Q3 2017 Catastrophe Events, while continuing to exercise underwriting discipline given prevailing market terms and conditions. Certain of these contracts are for partial periods of an original exposure period.
The Property segment incurred an underwriting loss of $22.7 million and a combined ratio of 110.6% in the fourth quarter of 2017, compared to generating underwriting income of $100.5 million and a combined ratio of 44.8% in the fourth quarter of 2016. Principally impacting the Property segment underwriting result and combined ratio in the fourth quarter of 2017 were the Q4 2017 California Wildfires, which resulted in an underwriting loss of $154.4 million and added 75.3 percentage points to the Property segment combined ratio. Positively impacting the Property segment underwriting result in the fourth quarter of 2017 was a $52.9 million decrease in underwriting losses associated with the Q3 2017 Catastrophe Events, partially offset by $49.6 million of underwriting losses associated with the Q4 2017 Aggregate Losses.
The Property segment experienced $28.6 million, or 13.3 percentage points, of favorable development on prior accident years net claims and claim expenses during the fourth quarter of 2017, compared to $67.4 million, or 37.1 percentage points, of favorable development on prior accident years net claims and claim expenses in the fourth quarter of 2016. The favorable development during the fourth quarter of 2017 was principally driven by relatively small net decreases in the estimated ultimate losses associated with a number of events from prior accident years.
Casualty and Specialty Segment
Gross premiums written in the Casualty and Specialty segment were $312.6 million in the fourth quarter of 2017, an increase of $42.0 million, or 15.5%, compared to $270.6 million in the fourth quarter of 2016. The $42.0 million increase was principally due to selective growth from new and existing business the Company believes exhibit comparably attractive risk-return attributes.
The Casualty and Specialty segment generated underwriting income of $11.5 million and had a combined ratio of 94.5% in the fourth quarter of 2017, compared to generating underwriting income of $3.0 million and a combined ratio of 98.2% in the fourth quarter of 2016. The decrease in the Casualty and Specialty segment combined ratio in the fourth quarter of 2017, compared to the fourth quarter of 2016, was principally driven by a 5.5 percentage point decrease in the underwriting expense ratio, driven in part by a decrease in operating expenses reflecting lower compensation expenses in the fourth quarter of 2017, combined with increases in net premiums earned. Partially offsetting the decrease in the underwriting expense ratio was a 1.8 percentage point increase in the Casualty and Specialty segment net claims and claim expenses ratio principally due to lower favorable development on prior accident years net claims and claim expenses.
During the fourth quarter of 2017, the Casualty and Specialty segment experienced favorable development on prior accident years net claims and claim expenses of $7.8 million, or 3.8 percentage points, compared to $19.8 million, or 11.7 percentage points, of favorable development on prior accident years net claims and claim expenses in the fourth quarter of 2016.

Other Items

•
The Company’s total investment result, which includes the sum of net investment income and net realized and unrealized gains and losses on investments, was a gain of $65.7 million in the fourth quarter of 2017, compared to a loss of $4.0 million in the fourth quarter of 2016, an increase of $69.8 million. The Company’s fixed maturity investment portfolio generated higher net investment income during the fourth quarter of 2017, compared to the fourth quarter of 2016, principally driven by higher average invested assets and the impact of interest rate increases during the current year. In addition, the Company’s other investments portfolio experienced higher returns during the fourth quarter of 2017, compared to the fourth quarter of 2016, principally driven by its private equity investments and catastrophe bond portfolio.

•
Effective October 1, 2017, DaVinciRe completed an equity raise of $248.6 million from third-party investors and RenaissanceRe. In addition, RenaissanceRe sold an aggregate of $49.7 million of its shares in DaVinciRe to third-party investors. The Company’s noncontrolling economic ownership in DaVinciRe subsequent to these transactions was 22.1%, effective October 1, 2017.

•
Effective October 1, 2017, Upsilon RFO issued $46.5 million of non-voting preference shares to investors, including $17.7 million to the Company. Effective October 1, 2017, the Company’s participation in the risks assumed by Upsilon RFO was 16.0%.

•
Effective January 1, 2018, Upsilon RFO issued $600.5 million of non-voting preference shares to investors, including $75.0 million to the Company. Effective January 1, 2018, the Company’s participation in the risks assumed by Upsilon RFO was 14.1%.

•
Effective January 1, 2018, third-party investors subscribed for an aggregate of $41.5 million of the participating, non-voting common shares of Medici and the Company redeemed an aggregate of $25.0 million of the participating, non-voting common shares of Medici. As a result of these transactions, the Company’s noncontrolling economic ownership in Medici was 19.7%, effective January 1, 2018.

•
During the first quarter of 2018, the Company announced a commitment to make a minority investment in Langhorne Holdings LLC, a global reinsurer formed to target large in-force life and annuity blocks, and executed a definitive agreement to acquire a minority shareholding in Catalina Holdings (Bermuda) Ltd, a long-term consolidator in the non-life insurance/reinsurance run-off sector, subject to regulatory approval. The Company believes these investments are attractive because of their expected returns, and because they provide diversification benefits, information and exposure to other aspects of the market.

FULL YEAR 2017 SUMMARY

•
Growth in gross premiums written of $423.0 million, or 17.8%, to $2.8 billion, in 2017, compared to 2016. Included in gross premiums written in 2017 was $180.2 million of reinstatement premiums written primarily related to the Q3 2017 Catastrophe Events and Q4 2017 California Wildfires, compared to $22.0 million of reinstatement premiums written in 2016 related to the Fort McMurray Wildfire, 2016 Texas Events and Hurricane Matthew.

•
Total investment result was a gain of $358.0 million in 2017, generating a solid annualized total investment return of 3.6%. The Company’s portfolio of fixed maturity and short term investments had a yield to maturity of 2.5% at December 31, 2017, contributing $190.7 million of net investment income to the total investment result in 2017.

•
Underwriting loss of $651.5 million and a combined ratio of 137.9% in 2017, driven by total underwriting losses of $989.2 million related to the Q3 2017 Catastrophe Events, Q4 2017 California Wildfires and certain losses associated with aggregate loss contracts (the “2017 Aggregate Losses”), which were primarily triggered by losses associated with these events, adding a total of 59.4 percentage points to the Company’s combined ratio in 2017.

•
Net loss attributable to RenaissanceRe common shareholders of $244.8 million in 2017 included total net negative impact of $720.2 million related to the Q3 2017 Catastrophe Events, Q4 2017 California Wildfires and 2017 Aggregate Losses.

Net Negative Impact
See the financial data below for additional information detailing the net negative impact of the Q3 2017 Catastrophe Events, Q4 2017 California Wildfires and 2017 Aggregate Losses on the Company’s consolidated financial statements in 2017.

Year ended December 31, 2017	Q3 2017 Catastrophe Events	Q4 2017 California Wildfires	2017 Aggregate Losses	Total
(in thousands, except percentages)
Net claims and claim expenses incurred	$(820,608)	$(167,749)	$(177,938)	$(1,166,295)
Reinstatement premiums earned	166,609	12,065	1,500	180,174
Ceded reinstatement premiums earned	(34,455)	(565)	—	(35,020)
Earned profit commissions	22,378	1,865	7,701	31,944
Net negative impact on underwriting result	(666,076)	(154,384)	(168,737)	(989,197)
Redeemable noncontrolling interest - DaVinciRe	161,735	50,367	56,850	268,952
Net negative impact on net loss attributable to RenaissanceRe common shareholders	$(504,341)	$(104,017)	$(111,887)	$(720,245)
Percentage point impact on consolidated combined ratio	38.8	8.8	9.8	59.4

Net negative impact on Property segment underwriting result	$(636,641)	$(154,384)	$(168,737)	$(959,762)
Net negative impact on Casualty and Specialty segment underwriting result	(29,435)	—	—	(29,435)
Net negative impact on underwriting result	$(666,076)	$(154,384)	$(168,737)	$(989,197)

Underwriting Results by Segment
Property Segment
Gross premiums written in the Property segment increased $329.2 million, or 29.6%, to $1.4 billion in 2017, compared to $1.1 billion in 2016. Included in gross premiums written in the Property segment in 2017 was $175.1 million of reinstatement premiums written primarily associated with the Q3 2017 Catastrophe Events and Q4 2017 California Wildfires, compared to 2016 which included $21.4 million of reinstatement premiums written associated with the Fort McMurray Wildfire, 2016 Texas Events and Hurricane Matthew.
Gross premiums written in the catastrophe class of business were $1.1 billion in 2017, an increase of $220.1 million, or 24.9%, compared to 2016. Included in gross premiums written in the catastrophe class of business in 2017 was $172.4 million of reinstatement premiums written primarily associated with the Q3 2017 Catastrophe Events and Q4 2017 California Wildfires, compared to 2016 which included $21.4 million of reinstatement premiums written associated with the Fort McMurray Wildfire, 2016 Texas Events and Hurricane Matthew. Overall, market conditions remained challenging during 2017 in the catastrophe class of business. However, the Company was able to increase its participation on a select number of transactions it believes have comparably attractive risk-return attributes, while continuing to exercise underwriting discipline given prevailing market terms and conditions. Within the catastrophe class of business, the Company was able to enter into certain new contracts following the occurrence of the Q3 2017 Catastrophe Events. Certain of these contracts are for partial periods of an original exposure period.
Gross premiums written in the other property class of business were $336.0 million in 2017, an increase of $109.1 million, or 48.1%, compared to 2016. The increase in gross premiums written in the other property class of business were driven in large part by proportional and delegated authority business where the Company was able to increase its participation on a select number of transactions and enter into certain new transactions it believes have comparably attractive risk-return attributes.
The Property segment incurred an underwriting loss of $574.9 million and a combined ratio of 161.7% in 2017, compared to generating underwriting income of $363.2 million and a combined ratio of 49.6%, in 2016. The $938.1 million deterioration in underwriting results in the Property segment in 2017, compared to 2016, was primarily driven by underwriting losses in the Property segment of $959.8 million from the Q3 2017 Catastrophe Events, Q4 2017 California Wildfires and 2017 Aggregate Losses adding 110.5 percentage points to the Property segment combined ratio.
In 2016, the Property segment underwriting results included combined underwriting losses of $101.0 million from the Fort McMurray Wildfire, 2016 Texas Events and Hurricane Matthew adding 17.9 percentage points to the Property segment combined ratio in 2016.

During 2017, the Company experienced $45.6 million of favorable development on prior accident year net claims and claim expenses within its Property segment, compared to $104.9 million in 2016. The favorable development on prior accident years net claims and claim expenses in 2017 was principally driven by relatively small net decreases in the estimated ultimate losses associated with a number of events from prior accident years.
Casualty and Specialty Segment
For 2017, gross premiums written in the Casualty and Specialty segment were $1.4 billion, an increase of $93.8 million, or 7.4%, compared to $1.3 billion in 2016, principally due to selective growth from existing business and private placements within certain casualty lines of business, partially offset by a decrease in financial lines of business primarily as a result of a large, in-force multi-year mortgage reinsurance contract written in 2016, that did not reoccur in 2017.
The Company’s Casualty and Specialty segment incurred an underwriting loss of $78.2 million and a combined ratio of 109.9% in 2017, compared to generating underwriting income of $21.2 million and a combined ratio of 96.9%, in 2016. The increase in the Casualty and Specialty segment’s combined ratio was driven by a 16.1 percentage point increase in the net claims and claim expense ratio in 2017 to 71.8%, compared to 55.7% in 2016. Offsetting the increase in the net claims and claim expenses ratio was a 3.1 percentage point decrease in the underwriting expense ratio, driven in part by a decrease in operating expenses reflecting lower compensation expenses, combined with an increase in net premiums earned.
The Company’s Casualty and Specialty segment experienced underwriting losses of $29.4 million from the Q3 2017 Catastrophe Events, adding 3.7 percentage points to its combined ratio. Current accident year net claims and claim expenses in the Casualty and Specialty segment were primarily impacted by the Q3 2017 Catastrophe Events, combined with higher attritional net claims and claim expenses in 2017, compared to 2016.
The Casualty and Specialty segment experienced adverse development on prior accident years net claims and claim expenses of $6.2 million, or 0.7 percentage points, during 2017, compared to favorable development of $58.1 million, or 8.6 percentage points, in 2016. The adverse development during 2017 was principally driven by $33.5 million of adverse development associated with the change in the discount rate used to calculate lump sum awards in U.K. bodily injury cases, known as the Ogden Rate, from 2.5% to minus 0.75%. Partially offsetting this adverse development was $24.8 million of net favorable development in 2017 related to actual reported losses coming in lower than expected on attritional net claims and claim expenses across a number of lines of business and $2.5 million of net favorable development associated with actuarial assumption changes.
Other Items

•	During 2017, the Company repurchased an aggregate of 1.3 million common shares in open market transactions at an aggregate cost of $188.6 million and an average price of $142.67 per common share.

•
Net loss attributable to noncontrolling interests in 2017 was $132.3 million, compared to net income attributable to noncontrolling interests of $127.1 million in 2016, with the deterioration principally due to a decrease in the profitability of DaVinciRe primarily as a result of underwriting losses associated with Q3 2017 Catastrophe Events, Q4 2017 California Wildfires and 2017 Aggregate Losses.

•
The Company’s total investment result, which includes the sum of net investment income, net realized and unrealized gains on investments, and the change in net unrealized gains on fixed maturity investments available for sale, was $358.0 million in 2017, compared to $321.2 million in 2016, an increase of $36.8 million. The Company’s fixed maturity investment portfolio generated higher net investment income during 2017, compared to 2016, principally driven by higher average invested assets and the impact of interest rate increases during the current year. In addition, the Company’s portfolio of other investments experienced higher returns during 2017, compared to 2016, principally driven by its private equity investments. The Company also experienced a $24.2 million increase in net realized and unrealized gains on equity investments trading driven by positive returns in the global equity markets, combined with the strong performance of a number of our equity positions.

•
Corporate expenses decreased $18.8 million to $18.6 million in 2017, compared to $37.4 million in 2016, primarily reflecting $15.4 million of expenses related to executive departures recorded in 2016 that did not reoccur in 2017.

This Press Release includes certain non-GAAP financial measures including “operating income (loss) available (attributable) to RenaissanceRe common shareholders”, “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted”, “operating return on average common equity - annualized”, “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.
Please refer to the “Investor Information - Financial Reports - Financial Supplements” section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.
RenaissanceRe will host a conference call on Thursday, February 1, 2018 at 10:00 a.m. ET to discuss this release. Live broadcast of the conference call will be available through the “Investor Information - Event Calendar” section of the Company’s website at www.renre.com.
About RenaissanceRe
RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, the Company has offices in Bermuda, Ireland, Singapore, the United Kingdom, and the United States.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this Press Release reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous factors that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including the following: the frequency and severity of catastrophic and other events that the Company covers; the effectiveness of the Company’s claims and claim expense reserving process; the Company’s ability to maintain its financial strength ratings; the effect of climate change on the Company’s business; collection on claimed retrocessional coverage, and new retrocessional reinsurance being available on acceptable terms and providing the coverage that we intended to obtain; the effects of U.S. tax reform legislation and possible future tax reform legislation and regulations, including changes to the tax treatment of the Company’s shareholders or investors in the Company’s joint ventures or other entities the Company manages; the effect of emerging claims and coverage issues; soft reinsurance underwriting market conditions; the Company’s reliance on a small and decreasing number of reinsurance brokers and other distribution services for the preponderance of its revenue; the Company’s exposure to credit loss from counterparties in the normal course of business; the effect of continued challenging economic conditions throughout the world; a contention by the Internal Revenue Service that Renaissance Reinsurance Ltd., or any of the Company’s other Bermuda subsidiaries, is subject to taxation in the U.S.; the Company’s ability to retain key senior officers and to attract or retain the executives and employees necessary to manage its business; the performance of the Company’s investment portfolio; losses that the Company could face from terrorism, political unrest or war; the effect of cybersecurity risks, including technology breaches or failure on the Company’s business; the Company’s ability to successfully implement its business strategies and initiatives; the Company’s ability to determine the impairments taken on investments; the effect of inflation; the ability of the Company’s ceding companies and delegated authority counterparties to accurately assess the risks they underwrite; the effect of operational risks, including system or human failures; the Company’s ability to effectively manage capital on behalf of investors in joint ventures or other entities it manages; foreign currency exchange rate fluctuations; the Company’s ability to raise capital if necessary; the Company’s ability to comply with covenants in its debt agreements; changes to the regulatory systems under which the Company operates, including as a result of increased global regulation of the insurance and reinsurance industry; changes in Bermuda laws and regulations and the political environment in Bermuda; the Company’s dependence on the ability of its operating subsidiaries to declare and pay dividends; the success of any of the Company’s strategic investments or acquisitions, including the Company’s ability to manage its operations as its product and geographical diversity increases; aspects of the Company’s corporate structure that may discourage third-party takeovers or other transactions; the cyclical nature of the reinsurance and insurance industries; adverse legislative developments that reduce the size of the private markets the Company serves or impede their future growth; consolidation of competitors, customers and insurance and reinsurance brokers; the effect on the Company’s business of the highly competitive nature of its industry, including the effect of new entrants to, competing products for and consolidation in the (re)insurance industry; other political, regulatory or industry initiatives adversely impacting the Company; increasing barriers to free trade and the free flow of capital; international restrictions on the writing of reinsurance by foreign companies and government intervention in the natural catastrophe market; the effect of Organisation for Economic Co-operation and Development or European Union (“EU”) measures to increase the Company’s taxes and reporting requirements; the effect of the vote by the U.K. to leave the EU; changes in regulatory regimes and accounting rules that may impact financial results irrespective of business operations; the Company’s need to make many estimates and judgments in the preparation of its financial statements; and other factors affecting future results disclosed in RenaissanceRe’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

INVESTOR CONTACT:	MEDIA CONTACT:
Keith McCue	Elizabeth Tillman
Senior Vice President, Finance and Investor Relations	Director - Communications
RenaissanceRe Holdings Ltd.	RenaissanceRe Holdings Ltd.
(441) 239-4830	(212) 238-9224
or
Kekst and Company
Peter Hill or Dawn Dover
(212) 521-4800

RenaissanceRe Holdings Ltd.
Summary Consolidated Statements of Operations
(in thousands of United States Dollars, except per share amounts and percentages)
(Unaudited)
	Three months ended		Year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues
Gross premiums written	$407,766	$323,091	$2,797,540	$2,374,576
Net premiums written	$288,223	$219,499	$1,871,325	$1,535,312
Decrease (increase) in unearned premiums	133,250	132,402	(153,750)	(131,882)
Net premiums earned	421,473	351,901	1,717,575	1,403,430
Net investment income	73,464	47,316	222,209	181,726
Net foreign exchange (losses) gains	(490)	(5,420)	10,628	(13,788)
Equity in earnings of other ventures	2,200	4,960	8,030	963
Other income	2,362	5,177	9,415	14,178
Net realized and unrealized (losses) gains on investments	(7,716)	(49,967)	135,822	141,328
Total revenues	491,293	353,967	2,103,679	1,727,837
Expenses
Net claims and claim expenses incurred	304,064	123,901	1,861,428	530,831
Acquisition expenses	98,598	74,146	346,892	289,323
Operational expenses	29,192	49,948	160,778	197,749
Corporate expenses	4,237	11,888	18,572	37,402
Interest expense	11,777	10,534	44,193	42,144
Total expenses	447,868	270,417	2,431,863	1,097,449
Income (loss) before taxes	43,425	83,550	(328,184)	630,388
Income tax (expense) benefit	(41,226)	7,700	(26,487)	(340)
Net income (loss)	2,199	91,250	(354,671)	630,048
Net (income) loss attributable to noncontrolling interests	(56)	(16,219)	132,282	(127,086)
Net income (loss) attributable to RenaissanceRe	2,143	75,031	(222,389)	502,962
Dividends on preference shares	(5,595)	(5,595)	(22,381)	(22,381)
Net (loss) income (attributable) available to RenaissanceRe common shareholders	$(3,452)	$69,436	$(244,770)	$480,581

Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - basic	$(0.09)	$1.70	$(6.15)	$11.50
Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted	$(0.09)	$1.69	$(6.15)	$11.43
Operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted (1)	$1.05	$2.66	$(8.35)	$8.10

Average shares outstanding - basic	39,478	40,474	39,854	41,314
Average shares outstanding - diluted	39,478	40,707	39,854	41,559

Net claims and claim expense ratio	72.1%	35.2%	108.4%	37.8%
Underwriting expense ratio	30.4%	35.3%	29.5%	34.7%
Combined ratio	102.5%	70.5%	137.9%	72.5%

Return on average common equity - annualized	(0.3)%	6.3%	(5.7)%	11.0%
Operating return on average common equity - annualized (1)	4.2%	9.9%	(7.7)%	7.9%

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd.
Summary Consolidated Balance Sheets
(in thousands of United States Dollars, except per share amounts)

	December 31, 2017	December 31, 2016
Assets	(Unaudited)	(Audited)
Fixed maturity investments trading, at fair value	$7,426,555	$6,891,244
Short term investments, at fair value	991,863	1,368,379
Equity investments trading, at fair value	388,254	383,313
Other investments, at fair value	594,793	549,805
Investments in other ventures, under equity method	101,974	124,227
Total investments	9,503,439	9,316,968
Cash and cash equivalents	1,361,592	421,157
Premiums receivable	1,304,622	987,323
Prepaid reinsurance premiums	533,546	441,260
Reinsurance recoverable	1,586,630	279,564
Accrued investment income	42,235	38,076
Deferred acquisition costs	426,551	335,325
Receivable for investments sold	103,145	105,841
Other assets	121,226	175,382
Goodwill and other intangibles	243,145	251,186
Total assets	$15,226,131	$12,352,082
Liabilities, Noncontrolling Interests and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$5,080,408	$2,848,294
Unearned premiums	1,477,609	1,231,573
Debt	989,623	948,663
Reinsurance balances payable	989,090	673,983
Payable for investments purchased	208,749	305,714
Other liabilities	792,771	301,684
Total liabilities	9,538,250	6,309,911
Redeemable noncontrolling interest	1,296,506	1,175,594
Shareholders’ Equity
Preference shares	400,000	400,000
Common shares	40,024	41,187
Additional paid-in capital	37,355	216,558
Accumulated other comprehensive income	224	1,133
Retained earnings	3,913,772	4,207,699
Total shareholders’ equity attributable to RenaissanceRe	4,391,375	4,866,577
Total liabilities, noncontrolling interests and shareholders’ equity	$15,226,131	$12,352,082

Book value per common share	$99.72	$108.45

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Three months ended December 31, 2017
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$95,166	$312,600	$—	$407,766
Net premiums written	$82,286	$205,926	$11	$288,223
Net premiums earned	$215,046	$206,416	$11	$421,473
Net claims and claim expenses incurred	181,712	123,225	(873)	304,064
Acquisition expenses	38,699	59,898	1	98,598
Operational expenses	17,353	11,840	(1)	29,192
Underwriting (loss) income	$(22,718)	$11,453	$884	(10,381)
Net investment income			73,464	73,464
Net foreign exchange losses			(490)	(490)
Equity in earnings of other ventures			2,200	2,200
Other income			2,362	2,362
Net realized and unrealized losses on investments			(7,716)	(7,716)
Corporate expenses			(4,237)	(4,237)
Interest expense			(11,777)	(11,777)
Income before taxes and redeemable noncontrolling interests				43,425
Income tax expense			(41,226)	(41,226)
Net income attributable to redeemable noncontrolling interests			(56)	(56)
Dividends on preference shares			(5,595)	(5,595)
Net income attributable to RenaissanceRe common shareholders				$(3,452)

Net claims and claim expenses incurred – current accident year	$210,340	$131,057	$—	$341,397
Net claims and claim expenses incurred – prior accident years	(28,628)	(7,832)	(873)	(37,333)
Net claims and claim expenses incurred – total	$181,712	$123,225	$(873)	$304,064

Net claims and claim expense ratio – current accident year	97.8%	63.5%		81.0%
Net claims and claim expense ratio – prior accident years	(13.3)%	(3.8)%		(8.9)%
Net claims and claim expense ratio – calendar year	84.5%	59.7%		72.1%
Underwriting expense ratio	26.1%	34.8%		30.4%
Combined ratio	110.6%	94.5%		102.5%

	Three months ended December 31, 2016
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$52,447	$270,644	$—	$323,091
Net premiums written	$50,960	$168,396	$143	$219,499
Net premiums earned	$181,998	$169,761	$142	$351,901
Net claims and claim expenses incurred	25,927	98,279	(305)	123,901
Acquisition expenses	26,418	47,728	—	74,146
Operational expenses	29,201	20,723	24	49,948
Underwriting income	$100,452	$3,031	$423	103,906
Net investment income			47,316	47,316
Net foreign exchange losses			(5,420)	(5,420)
Equity in earnings of other ventures			4,960	4,960
Other income			5,177	5,177
Net realized and unrealized losses on investments			(49,967)	(49,967)
Corporate expenses			(11,888)	(11,888)
Interest expense			(10,534)	(10,534)
Income before taxes and noncontrolling interests				83,550
Income tax benefit			7,700	7,700
Net income attributable to noncontrolling interests			(16,219)	(16,219)
Dividends on preference shares			(5,595)	(5,595)
Net income available to RenaissanceRe common shareholders				$69,436

Net claims and claim expenses incurred – current accident year	$93,291	$118,092	$—	$211,383
Net claims and claim expenses incurred – prior accident years	(67,364)	(19,813)	(305)	(87,482)
Net claims and claim expenses incurred – total	$25,927	$98,279	$(305)	$123,901

Net claims and claim expense ratio – current accident year	51.3%	69.6%		60.1%
Net claims and claim expense ratio – prior accident years	(37.1)%	(11.7)%		(24.9)%
Net claims and claim expense ratio – calendar year	14.2%	57.9%		35.2%
Underwriting expense ratio	30.6%	40.3%		35.3%
Combined ratio	44.8%	98.2%		70.5%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Year ended December 31, 2017
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$1,440,437	$1,357,110	$(7)	$2,797,540
Net premiums written	$978,014	$893,307	$4	$1,871,325
Net premiums earned	$931,070	$786,501	$4	$1,717,575
Net claims and claim expenses incurred	1,297,985	565,026	(1,583)	1,861,428
Acquisition expenses	113,816	233,077	(1)	346,892
Operational expenses	94,194	66,548	36	160,778
Underwriting (loss) income	$(574,925)	$(78,150)	$1,552	(651,523)
Net investment income			222,209	222,209
Net foreign exchange gains			10,628	10,628
Equity in earnings of other ventures			8,030	8,030
Other income			9,415	9,415
Net realized and unrealized gains on investments			135,822	135,822
Corporate expenses			(18,572)	(18,572)
Interest expense			(44,193)	(44,193)
Loss before taxes and redeemable noncontrolling interests				(328,184)
Income tax expense			(26,487)	(26,487)
Net loss attributable to redeemable noncontrolling interests			132,282	132,282
Dividends on preference shares			(22,381)	(22,381)
Net loss attributable to RenaissanceRe common shareholders				$(244,770)

Net claims and claim expenses incurred – current accident year	$1,343,581	$558,843	$—	$1,902,424
Net claims and claim expenses incurred – prior accident years	(45,596)	6,183	(1,583)	(40,996)
Net claims and claim expenses incurred – total	$1,297,985	$565,026	$(1,583)	$1,861,428

Net claims and claim expense ratio – current accident year	144.3%	71.1%		110.8%
Net claims and claim expense ratio – prior accident years	(4.9)%	0.7%		(2.4)%
Net claims and claim expense ratio – calendar year	139.4%	71.8%		108.4%
Underwriting expense ratio	22.3%	38.1%		29.5%
Combined ratio	161.7%	109.9%		137.9%

	Year ended December 31, 2016
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$1,111,263	$1,263,313	$—	$2,374,576
Net premiums written	$725,321	$809,848	$143	$1,535,312
Net premiums earned	$720,951	$682,337	$142	$1,403,430
Net claims and claim expenses incurred	151,545	380,396	(1,110)	530,831
Acquisition expenses	97,594	191,729	—	289,323
Operational expenses	108,642	88,984	123	197,749
Underwriting income	$363,170	$21,228	$1,129	385,527
Net investment income			181,726	181,726
Net foreign exchange losses			(13,788)	(13,788)
Equity in losses of other ventures			963	963
Other income			14,178	14,178
Net realized and unrealized gains on investments			141,328	141,328
Corporate expenses			(37,402)	(37,402)
Interest expense			(42,144)	(42,144)
Income before taxes and noncontrolling interests				630,388
Income tax expense			(340)	(340)
Net income attributable to noncontrolling interests			(127,086)	(127,086)
Dividends on preference shares			(22,381)	(22,381)
Net income available to RenaissanceRe common shareholders				$480,581

Net claims and claim expenses incurred – current accident year	$256,421	$438,536	$—	$694,957
Net claims and claim expenses incurred – prior accident years	(104,876)	(58,140)	(1,110)	(164,126)
Net claims and claim expenses incurred – total	$151,545	$380,396	$(1,110)	$530,831

Net claims and claim expense ratio – current accident year	35.6%	64.3%		49.5%
Net claims and claim expense ratio – prior accident years	(14.6)%	(8.6)%		(11.7)%
Net claims and claim expense ratio – calendar year	21.0%	55.7%		37.8%
Underwriting expense ratio	28.6%	41.2%		34.7%
Combined ratio	49.6%	96.9%		72.5%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Gross Premiums Written
(in thousands of United States Dollars)
(Unaudited)

	Three months ended		Year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Property Segment
Catastrophe	$35,012	$7,705	$1,104,450	$884,361
Other property	60,154	44,742	335,987	226,902
Property segment gross premiums written	$95,166	$52,447	$1,440,437	$1,111,263

Casualty and Specialty Segment
Professional liability (1)	$117,075	$83,804	$452,310	$377,580
Financial lines (2)	83,157	85,208	303,800	413,068
General casualty (3)	80,538	79,669	417,880	327,939
Other (4)	31,830	21,963	183,120	144,726
Casualty and Specialty segment gross premiums written	$312,600	$270,644	$1,357,110	$1,263,313

(1)	Includes directors and officers, medical malpractice, and professional indemnity.

(2)	Includes financial guaranty, mortgage guaranty, political risk, surety and trade credit.

(3)	Includes automobile liability, casualty clash, employer’s liability, umbrella or excess casualty, workers’ compensation and general liability.

(4)
Includes accident and health, agriculture, aviation, cyber, energy, marine, satellite and terrorism. Lines of business such as regional multi-line and whole account may have characteristics of various other classes of business, and are allocated accordingly.

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Total Investment Result
(in thousands of United States Dollars)
(Unaudited)

	Three months ended		Year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Fixed maturity investments	$46,544	$38,605	$179,624	$160,661
Short term investments	3,606	1,726	11,082	5,127
Equity investments trading	998	910	3,628	4,235
Other investments
Private equity investments	13,215	6,585	33,999	6,155
Other	12,587	3,072	8,067	20,181
Cash and cash equivalents	360	204	1,196	788
	77,310	51,102	237,596	197,147
Investment expenses	(3,846)	(3,786)	(15,387)	(15,421)
Net investment income	73,464	47,316	222,209	181,726

Gross realized gains	6,068	11,945	49,121	72,739
Gross realized losses	(8,930)	(12,483)	(38,832)	(38,315)
Net realized (losses) gains on fixed maturity investments	(2,862)	(538)	10,289	34,424
Net unrealized (losses) gains on fixed maturity investments trading	(40,461)	(98,547)	8,479	26,954
Net realized and unrealized gains (losses) on investments-related derivatives	1,854	11,459	(2,490)	(15,414)
Net realized gains on equity investments trading	30,291	152	80,027	14,190
Net unrealized gains on equity investments trading	3,462	37,507	39,517	81,174
Net realized and unrealized (losses) gains on investments	(7,716)	(49,967)	135,822	141,328
Change in net unrealized gains on fixed maturity investments available for sale	—	(1,398)	—	(1,870)
Total investment result	$65,748	$(4,049)	$358,031	$321,184

Total investment return - annualized	2.6%	(0.2)%	3.6%	3.5%

Comments on Regulation G
In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G. The Company has provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.
The Company uses “operating income (loss) available (attributable) to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income (loss) available (attributable) to RenaissanceRe common shareholders” as used herein differs from “net income (loss) available (attributable) to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments, and the associated income tax expense or benefit, and the exclusion of the write-down of a portion of the Company's deferred tax asset as a result of the reduction in the U.S. corporate tax rate from 35% to 21% effective January 1, 2018 pursuant to the Tax Bill, which was enacted on December 22, 2017. The Company’s management believes that “operating income (loss) available (attributable) to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio, equity investments trading and investments-related derivatives, the associated income tax expense or benefit of those fluctuations, and the non-recurring impact of the write-down of a portion of the Company's deferred tax assets as a result of the Tax Bill. The Company also uses “operating income (loss) available (attributable) to RenaissanceRe common shareholders” to calculate “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted” and “operating return on average common equity - annualized”. The following is a reconciliation of: 1) net income (loss) available (attributable) to RenaissanceRe common shareholders to operating income (loss) available (attributable) to RenaissanceRe common shareholders; 2) net income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted to operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted; and 3) return on average common equity - annualized to operating return on average common equity - annualized:

	Three months ended		Year ended
(in thousands of United States Dollars, except percentages)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net (loss) income (attributable) available to RenaissanceRe common shareholders	$(3,452)	$69,436	$(244,770)	$480,581
Adjustment for net realized and unrealized losses (gains) on investments	7,716	49,967	(135,822)	(141,328)
Adjustment for deferred tax asset write-down (1)	36,705	—	36,705	—
Adjustment for income tax expense (benefit) (2)	384	(10,533)	11,587	3,000
Operating income (loss) available (attributable) to RenaissanceRe common shareholders	$41,353	$108,870	$(332,300)	$342,253

Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted	$(0.09)	$1.69	$(6.15)	$11.43
Adjustment for net realized and unrealized losses (gains) on investments	0.20	1.23	(3.41)	(3.40)
Adjustment for deferred tax asset write-down (1)	0.93	—	0.92	—
Adjustment for income tax expense (benefit) (2)	0.01	(0.26)	0.29	0.07
Operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted	$1.05	$2.66	$(8.35)	$8.10

Return on average common equity - annualized	(0.3)%	6.3%	(5.7)%	11.0%
Adjustment for net realized and unrealized losses (gains) on investments	0.8%	4.5%	(3.2)%	(3.2)%
Adjustment for deferred tax asset write-down (1)	3.7%	—%	0.9%	—%
Adjustment for income tax expense (benefit) (2)	—%	(0.9)%	0.3%	0.1%
Operating return on average common equity - annualized	4.2%	9.9%	(7.7)%	7.9%

(1)
Adjustment for deferred tax asset write-down represents the write-down of a portion of the Company's deferred tax asset as a result of the reduction in the U.S. corporate tax rate from 35% to 21% effective January 1, 2018 pursuant to the Tax Bill, which was enacted on December 22, 2017.

(2)
Adjustment for income tax expense (benefit) represents the income tax expense (benefit) associated with the adjustment for net realized and unrealized gains (losses) on investments. The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.

The Company has included in this Press Release “tangible book value per common share” and “tangible book value per common share plus accumulated dividends”. “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per share. “Tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per share, plus accumulated dividends. The Company’s management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following is a reconciliation of book value per common share to tangible book value per common share and tangible book value per common share plus accumulated dividends:

	At
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Book value per common share	$99.72	$100.00	$113.08	$109.37	$108.45
Adjustment for goodwill and other intangibles (1)	(6.49)	(6.55)	(6.56)	(6.55)	(6.58)
Tangible book value per common share	93.23	93.45	106.52	102.82	101.87
Adjustment for accumulated dividends	18.00	17.68	17.36	17.04	16.72
Tangible book value per common share plus accumulated dividends	$111.23	$111.13	$123.88	$119.86	$118.59

Quarterly change in book value per common share	(0.3)%	(11.6)%	3.4%	0.8%	1.3%
Quarterly change in tangible book value per common share plus change in accumulated dividends	0.1%	(12.0)%	3.9%	1.2%	1.8%
Year to date change in book value per common share	(8.0)%				9.4%
Year to date change in tangible book value per common share plus change in accumulated dividends	(7.2)%				11.4%

(1)
At December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, goodwill and other intangibles included $16.7 million, $17.4 million, $18.1 million, $18.9 million and $19.7 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.